EXHIBIT 10.1
SERVICES AGREEMENT
     This Services Agreement (the “Agreement’), is entered into this 14th day of August, 2006 (the “Effective Date”), by and between Collegiate Pacific, Inc., a Delaware corporation (“Collegiate Pacific”) and Sport Supply Group, Inc., a Delaware corporation (“SSG”).
     The following recitals are true and constitute the basis for this Agreement:
A.	Collegiate Pacific desires for SSG to provide it with those services set forth on Exhibit A attached hereto (such services, as may be amended from time to time, are collectively referred to herein as the “SSG Services”); and

B.	SSG desires to provide the foregoing SSG Services to Collegiate Pacific on the terms and conditions set forth in this Agreement.
     NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I. SERVICES
1.1 SSG Services. Subject to the terms and conditions of this Agreement, SSG hereby agrees to render the SSG Services to Collegiate Pacific in exchange for the service fees set forth on Exhibit A attached hereto.
1.2 Permissible Activities. Nothing herein shall in any way preclude either SSG or Collegiate Pacific from engaging in any business activities or from performing the SSG Services for its own account or for the account of others.
ARTICLE II. FEES
2.1 Service Charges. The amount of the service charges set forth in Exhibit A attached hereto may be adjusted from time to time by the parties’ mutual written agreement. Such service charges shall be payable within 10 days of the date an invoice is received. Partial months shall be prorated accordingly. Collegiate Pacific will also be responsible for reimbursing SSG for all of SSG’s out-of-pocket expenses incurred in connection with rendering the SSG Services (e.g., postage, telephone and telecopy bills, telephone lines, office supplies, etc.). Any expense to be incurred by SSG in excess of $1,000 in connection with rendering the SSG Services hereunder must first be approved in writing by Collegiate Pacific.
2.2 Taxes. Unless there is an applicable exemption or exclusion for the payment or collection thereof, there shall be added to any charges for the SSG Services, and Collegiate Pacific shall pay to SSG, amounts equal to any taxes, however designated or levied, based upon such charges, or upon this Agreement or other items provided hereunder by SSG to Collegiate Pacific or Collegiate Pacific’s use, including state and local sales, use, privilege or excise taxes based on gross revenue, and any taxes or amounts in lieu thereof paid or payable by SSG in respect of the foregoing, exclusive, however, of franchise or margin taxes and taxes based on the net income of SSG.

2.3 Records and Reports. Each party shall keep complete and accurate books of account which may be necessary for the purpose of evidencing the SSG Services rendered by each party hereunder and all charges therefor.
ARTICLE III. TERM AND TERMINATION
3.1 Term. Unless earlier terminated pursuant to Section 3.2 or 3.3 below, the term of this Agreement and Collegiate Pacific’s and SSG’s respective obligations hereunder will begin on the Effective Date and terminate on the first anniversary of this Agreement (the “Initial Term”) and will automatically and repeatedly be renewed for successive 1 year periods thereafter (each a “Subsequent Term” and together with the Initial term, the “Term”).
3.2 Termination for Convenience. Notwithstanding Section 3.1 above, this Agreement or any of the SSG Services provided pursuant to the terms of this Agreement, may be terminated by either party on sixty (60) days’ prior written notice to the other party.
3.3 Termination for Cause. Notwithstanding Section 3.1 above, if at any time during the Term either party materially defaults in the performance of any of its obligations under this Agreement, which shall include, but not be limited to, the failure by Collegiate Pacific to timely pay SSG for any amounts due hereunder, and such default shall not be cured within 15 days after written notice is given to the defaulting party in accordance with Section 6.2 below specifying the default, then the party not in default, by giving further written notice to the defaulting party, may terminate this Agreement as of a date specified in the notice of termination.
3.4 Termination for Insolvency. Notwithstanding Section 3.2 hereof, in the event that either party hereto becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar office for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party hereto may, by giving written notice thereof to such party, terminate this Agreement as of the date specified in such notice of termination.
3.5 Return of Records. Upon the termination of this Agreement for any reason, SSG shall promptly return to Collegiate Pacific all books, records, documents, information and data (including data stored in computers or on any computer media or equipment), including all copies of the foregoing, that belong to Collegiate Pacific and Collegiate Pacific shall promptly return to SSG all books, records, documents, information and data (including data stored in computers or on any computer media or equipment), including all copies of the foregoing, that belong to SSG.
3.6 Effect of Termination. If this Agreement is terminated by either party pursuant to this Article, Collegiate Pacific shall remain obligated to pay SSG for all unpaid fees, costs and expenses, if any, that shall accrue and be payable to SSG with respect to all SSG Services rendered prior to or after the effective date of any such termination. Upon the termination of this Agreement for any reason and, except as herein specifically provided, all rights of either party under this Agreement shall immediately terminate. The provisions of Articles IV, V and Sections 6.6 and 6.7 shall survive the expiration or termination of this Agreement for any reason.

ARTICLE IV. CONFIDENTIALITY
4.1 Confidentiality. Except as otherwise provided in this Agreement, Collegiate Pacific and SSG each agree that all information communicated to it by the other or the other’s affiliates, whether before or after the Effective Date, including without limitation the terms of this Agreement, will be received in strict confidence, will be used only for purposes of this Agreement, and will not, without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or denied, be disclosed by the recipient party, its agents, subcontractors or employees in any manner whatsoever other than as required by law or to inform a recipient party’s lawyers, accountants, financial advisors, and the parties’ respective lender(s) for purposes of complying with the terms of any loan agreement. Each party agrees to use the same means it uses to protect its own confidential information, but in any event not less than reasonable means, to prevent the disclosure of such information to outside parties. However, neither party shall be prevented from disclosing information which belongs to such party or is (a) already known by the recipient party without an obligation of confidentiality other than pursuant to this Agreement; (b) publicly known or becomes publicly known through no unauthorized act of the recipient party; (c) rightfully received from a third party; (d) independently developed without use of the other party’s confidential information; (e) disclosed without similar restrictions to a third party by the party owning the confidential information; (f) approved by the other party for disclosure; or (g) required to be disclosed pursuant to a requirement of a governmental agency or law if the disclosing party provides the other party with notice of this requirement prior to disclosure. The provisions of this Section will survive the expiration or termination of this Agreement for any reason.
4.2 Limited Use of Trademarks and Names. Each party shall use its own trademarks and names in all dealings and neither party may use any trademarks or tradenames or rights to use same belonging to the other party and/or its subsidiaries or affiliates without the other party’s prior written consent in each instance. To the extent either party gives such consent to the other party, the other party may use such trademarks, brand and product names and such other brand name(s) under which the products may hereinafter be marketed in the United States by either party and/or its subsidiaries or affiliates (collectively, the “Brand Names and Marks”) only in connection with the performance of the SSG Services under this Agreement. Either party may withdraw its consent to use any of its Brand Names or Marks at any time by written notice to the other party. Thereafter, except as provided below, no advertising or other use of the Brand Names and Marks may be made by either party without the express written consent of the other party in each instance. All use of the Brand Names and Marks of each party and all goodwill associated therewith shall inure to the benefit of each party and neither party shall have any interest in or rights to the Brand Names or Marks of the other party nor shall have or accrue any interest in or to the goodwill associated therewith. Upon expiration or earlier termination of this Agreement, each party shall discontinue all use of the Brand Names or Marks of the other party in advertising or otherwise, and shall remove all signs and displays relating thereto and shall return to the other party at each party’s expense, all signs, displays and other writings and materials relating thereto; provided, however, the foregoing does not apply to any advertising in the process of being printed or in inventory that includes both party’s products (including, without limitation, catalogs). Neither party holds and this Agreement does not grant to either party a license or permission to use the Brand Names or Marks of the other party, except for the limited use set forth in this Section 4.2.
4.3 Injunctive Relief. Each party acknowledges that its breach of any of the provisions of this Article IV might cause irreparable injury to the other for which monetary damages are not an adequate remedy. Accordingly, a party may seek injunctions and other equitable remedies in the event of such a breach by the other. The right of each of the parties to seek injunctive relief shall not limit in any manner their respective rights to seek other and/or additional remedies at law or in equity.

ARTICLE V. DISCLAIMERS, INDEMNITIES AND LIABILITY
5.1 Limited Warranties. SSG hereby warrants and represents that the SSG Services to be provided by SSG to Collegiate Pacific under this Agreement shall be performed in a professional and workmanlike manner. SSG HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE SSG SERVICES. SSG SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, AND THOSE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE.
5.2 Limitation of Liability. NEITHER PARTY SHALL BE RESPONSIBLE OR LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY: (A) FOR INTERRUPTION OF USE, FOR LOSS OR INACCURACY OR CORRUPTION OF SOFTWARE OR DATA, OR FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY; (B) FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, INCLUDING THIRD PARTIES (EXCEPT AMOUNTS PAYABLE UNDER ARTICLE II BY EACH PARTY TO THE OTHER); OR (C) FOR ANY AMOUNTS IN EXCESS OF THE AGGREGATE AMOUNT OF ALL FEES PAID TO IT HEREUNDER. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO EITHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE IV ABOVE.
5.3 Indemnification of Collegiate Pacific. Subject to Sections 5.1 and 5.2 of this Agreement, SSG shall, at its cost and expense, defend, indemnify and hold Collegiate Pacific and its affiliates, officers, directors, employees, agents, subcontractors and customers (in each case, a “Collegiate Pacific Indemnitee”) harmless from and against any and all damages, liabilities, losses, costs, fines and expenses, including without limitation, reasonable attorneys’ fees and expenses, arising out of, under or in connection with any claim, demand, charge, action, cause of action, or other proceeding (collectively, a “Claim”) arising out of the SSG Services performed by SSG for Collegiate Pacific or Collegiate Pacific’s use of SSG’s Brand Names or Marks as permitted by this Agreement (including, but not limited to, a claim for personal injury or property damage) by any other person or party resulting from SSG’s negligent acts or omissions or those of its employees or agents, or arising out of or in connection with the use of any SSG Service or Collegiate Pacific’s use of SSG’s Brand Names or Marks as permitted by this Agreement, including any Collegiate Pacific customer, regardless of whether such claim is founded in contract, tort or warranty, all except as and to the extent that such Claim was caused in whole by an act or omission of Collegiate Pacific. Each Collegiate Pacific Indemnitee shall provide prompt written notice of any Claim or liability and shall tender defense or settlement to SSG, and shall fully cooperate in defense of the Claim. Should SSG fail to honor a timely request for indemnification, then the Collegiate Pacific Indemnitee shall, in addition to all other amounts it shall be entitled to receive from SSG pursuant to this Section 5.3, be entitled to all costs (including reasonable attorneys’ fees) incurred in the enforcement of the right of indemnification hereunder when such enforcement results in a legal judgment in its favor or an acknowledgment by SSG that the claimed indemnification is valid in a settlement of such Claim.
5.4 Indemnification of SSG. Subject to Sections 5.1 and 5.2 of this Agreement, Collegiate Pacific shall, at its cost and expense, defend, indemnify and hold SSG and its affiliates, officers, directors, employees, partners, agents, subcontractors and customers (in each case, an “SSG Indemnitee”) harmless from and against any and all damages, liabilities, losses, costs, fines and expenses, including without limitation, reasonable attorneys’ fees and expenses, arising out of, under or in connection with any Claim arising out of SSG’s use of Collegiate Pacific’s Brand Names or Marks as permitted by this Agreement (including, but not limited to, a claim for personal injury or property damage) by any other person or party resulting from Collegiate Pacific’s negligent acts or omissions or those of its employees or agents, or arising out of or in connection with SSG’s use of Collegiate Pacific’s Brand Names or Marks as permitted by this Agreement, regardless of whether such claim is founded in contract, tort or warranty, all except as and to the extent that such Claim was caused in whole by an act or omission of SSG. Each SSG Indemnitee shall provide prompt written notice of any Claim or liability and shall tender defense or settlement to Collegiate Pacific, and shall fully cooperate in defense of the Claim. Should Collegiate Pacific fail to honor a timely request for indemnification, then the SSG Indemnitee shall, in addition to all other amounts it shall be entitled to receive from Collegiate Pacific pursuant to this Section 5.4, be entitled to all costs (including reasonable attorneys’ fees) incurred in the enforcement of the right of indemnification hereunder when such enforcement results in a legal judgment in its favor or an acknowledgment by Collegiate Pacific that the claimed indemnification is valid in a settlement of such Claim.
ARTICLE VI. MISCELLANEOUS
6.1 Binding Nature and Assignment. This Agreement shall be binding on the parties hereto and their respective successors and permitted assignees. Neither this Agreement, any part hereof, nor any right or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto (and any attempt to do so will be void), which consent shall not be unreasonably withheld.
6.2 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally, by telecopy or by registered or certified mail, or by any express mail or courier delivery service (with postage and other fees prepaid) addressed to the party to be notified at the address stated below, with a copy to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Such notice shall be effective upon the date of delivery or the intended recipient’s refusal to accept delivery, if sent by personal delivery, registered, certified or express mail, courier delivery or by telecopy (with confirmation of transmission). After any notice is made hereunder, the party taking such action will use its best efforts to deliver a copy of such notice to the e-mail address of the intended recipients as soon as practical but in no event later than 24 hours after such action has been taken.
6.3 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties hereto.
6.4 Force Majeure. Each party shall be excused from performance hereunder (other than performance of obligations to make payment) for any period and to the extent that it is prevented from performing pursuant hereto, in whole or in part, as a result of delays caused by the other or third parties or an act of God, war, change of law or interpretation of law which materially affects SSG’s offering or provision of SSG Services hereunder, civil disturbance, court order, labor dispute, terrorist attacks or other case beyond its reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment, and such nonperformance shall not be a default hereunder or a ground for termination hereof. Notwithstanding the foregoing, if any such condition shall exist for a period of more than 45 days, either party may terminate this Agreement by giving the other party its written notice of termination to be effective as of the date set forth in such notice; provided that no party that shall have caused such condition to exist shall have the right to terminate this Agreement.
6.5 Waiver. No delay or omission by either party hereto to exercise any right or power hereunder shall impair such right or power or be construed to be waiver thereof. A waiver by either of the parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.
6.6 Entire Agreement/No Third Party Beneficiary. This Agreement, including any schedules referred to herein and attached hereto, each of which is incorporated in this Agreement for all purposes, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and there are no representations, understandings or agreements relating to this Agreement which are not fully expressed herein. No amendment, modification, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, modification, waiver or discharge is sought to be enforced. Nothing in this Agreement may be relied upon or shall benefit any party other than the parties hereto.
6.7 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to choice of law provisions, statutes, regulations or principles of this or any other jurisdiction. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and reasonable attorneys’ fees. Any dispute or claim arising out of this Agreement or the interpretation, making, performance, breach or termination hereof, shall be subject to the exclusive jurisdiction and venue of the Texas state courts of Dallas County, Texas (or, if there is exclusive federal jurisdiction, the federal courts of the Northern District of Texas), and the parties consent to the personal and exclusive jurisdiction of these courts.
6.8 Relationship of the Parties. Collegiate Pacific and SSG shall be independent contractors for all purposes. Accordingly, each of Collegiate Pacific and SSG shall have full and complete liberty to use its own free and uncontrolled will, judgment and discretion as to the method and manner of performing its respective obligations hereunder. Other than the SSG Services specifically stated herein to be performed by SSG for Collegiate Pacific, neither party undertakes by this Agreement or otherwise to perform any regulatory or contractual obligation of the other party, or to assume any responsibility for the other’s business or operations. Nothing herein contained or done pursuant to this Agreement shall constitute either party or its agents or employees a partner or joint venturer of the other party, or a fiduciary of (a) the other party, (b) any benefit plan of the other party, or (iii) any employee of the other party.
6.9 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then each party will be relieved of its obligations arising under such provision to the extent such provision is declared or found to be illegal, unenforceable or void (it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objective), and each provision not so affected will be enforced to the full extent permitted by law.
6.10 Other Documents. Each party hereto agrees to execute any and all documents, and to perform such other acts, that may be necessary or expedient to further the purposes of this Agreement.

     IN WITNESS WHEREOF, Collegiate Pacific and SSG have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the date set forth above.

COLLEGIATE PACIFIC INC.		SPORT SUPPLY GROUP, INC.

By:	/s/ William R. Estill	By:	/s/ Terrence M. Babilla

	William R. Estill		Terrence M. Babilla, President and
	Chief Financial Officer		Chief Operating Officer

Address:	13950 Senlac Drive # 100	Address:	1901 Diplomat Drive
	Dallas, TX 75234		Farmers Branch, TX 75234
Facsimile:	214.243.0970.	Facsimile:	972.406.3476
Email:	bill@colpac.com	Email:	tbabilla@sportsupplygroup.com

EXHIBIT A-SSG SERVICES
     (a) Benchmark Warehouse Space. Provide warehouse storage space (subject to availability and obtaining the Landlord’s consent, and in no event after the time SSG ceases to occupy the warehouse space currently occupied by SSG at 13700 Benchmark, Farmers Branch, Texas, in which event SSG shall provide Collegiate Pacific with at least thirty (30) days prior written notice of vacating such space) for Collegiate Pacific’s product inventory at SSG’s warehouse located at 13700 Benchmark, Farmers Branch, Texas 75234, or such other mutually agreeable location (collectively, the “Benchmark Warehouse Space”);
Collegiate Pacific agrees to comply with the following requirements for storing product in the Warehouse Space:
1.	Pallets must be shrink wrapped and be on a standard 40” x 48” pallet.

2.	Product must not be stacked higher than 58” (includes thickness of pallet).

3.	Pallets can not have product overhanging the edges of the front, back, or sides.

4.	Oversize pallets will be considered as 2 pallets, for billing purposes only. Oversize being defined as a pallet with product overhang on either side of the pallet itself.

5.	A 2-hour window must be given for product movements out of the Benchmark Warehouse Space.

6.	A 12-hour window must be given for product movements in to the Benchmark Warehouse Space.

7.	All pallets must be properly labeled with product codes and quantity. Inventory logs will be kept for all pallet movements in to and out of the Benchmark Warehouse Space.

8.	Collegiate Pacific will be solely responsible for the physical counting of their inventory stored in the Benchmark Warehouse Space.
          SSG will not be liable to Collegiate Pacific or any of the employees or contractors of Collegiate Pacific for damage or loss to person or property, including theft, burglary, assault, vandalism or other crimes, unless such damage or loss is caused by the gross negligence or willful misconduct of SSG. SSG will not be liable to Collegiate Pacific or any of its employees or contractors for personal injury or for damage to or loss of their personal property from fire, flood, water leaks, rain, hail, ice, snow, smoke, lightning, wind, explosions, strike, war, riot, terrorism, insurrection, interruption of utilities or other occurrences unless such injury, loss or damage is caused by the gross negligence or willful misconduct of SSG. Collegiate Pacific acknowledges that none of the Benchmark Warehouse Space is fireproof. Collegiate Pacific is strongly urged to secure its own insurance to protect against all of the above. Collegiate Pacific agrees to carry appropriate insurance for inventory and other property stored at the Benchmark Warehouse Space.
     (b) Diplomat Office Space. Provide office space (subject to availability and in no event after the time SSG ceases to occupy the office space currently occupied by SSG at 1901 Diplomat Drive, Farmers Branch, Texas, in which event SSG shall provide Collegiate Pacific with at least thirty (30) days prior written notice of vacating such space) for certain employees of Collegiate Pacific at SSG’s office located at 1901 Diplomat Drive, Farmers Branch, Texas 75234, or such other mutually agreeable location (collectively, the “Office Space”).
     Collegiate Pacific agrees that the terms, provisions and conditions of the lease governing the property located at 13700 Benchmark, Farmers Branch, Texas and the lease governing the property located at 1901 Diplomat Drive, Farmers Branch, Texas (as amended, collectively, the “Leases”), and any modifications and/or amendments of the Leases subsequent to the date of this Agreement, are incorporated herein and made a part hereof, with SSG having the rights and remedies of the “Landlord” under the Leases and Collegiate Pacific having the rights and remedies of the “Tenant” under the Leases. Notwithstanding the foregoing, without Collegiate Pacific’s prior written consent (which consent will not be unreasonably withheld), Collegiate Pacific shall not be obligated for any modifications and/or amendments of the Leases subsequent to the date hereof that materially and adversely affect Collegiate Pacific’s rights and liabilities under this Agreement. Collegiate Pacific agrees that it shall not directly or indirectly do or permit to be done any act or thing that will cause or constitute a breach under the Leases or give the Lessor under the Leases the right to cancel or terminate the Leases.
     (c) Bob Mitchell will provide financial management services to Collegiate Pacific on an as needed basis, provided that Mr. Mitchell will not devote more than 10% of his working time to the provision of such services (collectively, the “Financial Management Services”).
     (d) Dixie Payroll Services. Provide the Dixie Payroll Services in Schedule 1 attached hereto (the “Dixie Payroll Services”).
     (e) Human Resource Services. Provide the Human Resource Services in Schedule 2 attached hereto (the “Human Resource Services”).
     (f) Insurance/Risk Management. Provide the Risk Management Services in Schedule 3 attached hereto (the “Risk Management Services”).
Collegiate Pacific Responsibilities. Collegiate Pacific and SSG hereby agree that, during the Term, Collegiate Pacific will be responsible for providing SSG with the following:
          Collegiate Pacific will furnish to SSG all information and data, not in SSG’s custody or control, reasonably necessary for SSG to provide the SSG Services, including, without limitation, all payroll files and employee payroll and other information that SSG may advise Collegiate Pacific it requires to perform the SSG Services under this Agreement. SSG shall be entitled to rely upon the accuracy and completeness of all information that it reasonably believes to have been furnished to it by Collegiate Pacific or at Collegiate Pacific’s direction, and shall have no duty to inquire about such information.
     Collegiate Pacific shall be solely responsible for resolving any dispute between Collegiate Pacific and any employee of Collegiate Pacific. SSG shall not be deemed a fiduciary or plan administrator of Collegiate Pacific or any of Collegiate Pacific’s benefit plans and shall not have any responsibility to monitor compliance by Collegiate Pacific with the terms and conditions of any benefit plan or any law applicable thereto.
     Collegiate Pacific hereby agrees to pay SSG at the initial rates set forth below for each of the SSG Services rendered by SSG to Collegiate Pacific pursuant to this Agreement:

SSG Services	Fee
Benchmark Warehouse Space	$5 per pallet*
Diplomat Office Space	$11 per square foot/month
Financial Services	$100/Hour
Dixie Payroll Services	See Schedule 1
Human Resource Services	See Schedule 2
Risk Management Services	$1500/Month

*	If Collegiate Pacific requests SSG to transport one or more pallets to Collegiate Pacific’s Senlac location, SSG will charge $35 for the first pallet and $10 per pallet thereafter with a maximum of $75 per truckload.

SCHEDULE 1
MANAGEMENT SERVICES AGREEMENT ATTACHMENT
DIXIE PAYROLL SERVICES
Payroll Processing:
ð	Enter all employee information for new hires and changes as received by email, fax or other printed forms.

ð	Set up correct tax accounts as necessary through ADP.

ð	Receive, audit and process all timesheets contacting managers when questions arise.

ð	Calculate employee hours and overtime for processing.

ð	Transmit payroll to ADP on a regular schedule.

ð	Receive payroll files electronically from ADP to maintain our Report Smith data.

ð	Track and audit all employee deductions adding and deleting as necessary.

ð	Track and audit all wage garnishments contacting ADP, the employee or the agency involved if problems occur.

ð	Submit manual check requests to Dixie for processing through A/P.

ð	Maintain employee payroll files.

ð	Track and audit employee vacation and personal time, making adjustments as necessary.

ð	Set up and monitor direct deposit authorizations.

ð	Communicate with supervisors, employees and ADP regularly to correct and/or explain any payroll problems.

ð	Send outside location payrolls via Fed-ex in a timely manner.

ð	Maintain payroll transmission paper backup files in an orderly manner.

ð	Prepare and distribute W-2 information on an annual or as needed basis.

ð	Perform quarterly and annual payroll maintenance and clean-ups. (“Year end cleanup”).

ð	Process bonus checks.

ð	Provide initial E-time training.

ð	Process auto allowances. Dixie will be responsible for year-end adjustments and certification and calculation of necessary year end adjustments.
Banking:
ð	Create and transmit reports for the bank reconciliation for accounting.

ð	Generate Stop pays and Direct deposit reversals to ADP.

ð	Communicate with employees, banks and ADP as necessary to keep the cash side of payroll correct
Taxes:

ð	Monitor and audit all payroll federal, state and local tax accounts for errors in deposits or filing accounts as necessary.

ð	Receive and maintain hard copy files of all Quarterly tax records from ADP for each company.

ð	Perform wage verification for Unemployment.

ð	File all payroll ADP tax amendment requests as needed.
401K:
ð	Create 401k report and submit to CP HR within 5 days of each payroll pay date.

ð	Balance the report to the actual payroll data.
The following services will not be provided to Dixie by SSG:
Benefits Administration
Recruiting
HR Services
Administer profit sharing
Employee Relations:
ð	Manage FLSA Exempt vs. Non Exempt status

ð	Maintain Job Descriptions

ð	Respond to Unemployment Claims

ð	Attend UC Appeal Hearings

ð	Track UC charge backs and rate changes

ð	Coordinate Employee Events

ð	Work with Managers on Employee Relations issues

ð	Employee Training
Workers Compensation:
ð	Evaluate accident reports – ensure all paperwork has been submitted

ð	Provide notifications to carrier

ð	Coordinate bill processing with insurance carrier

ð	Deal with return to work
Dixie will provide SSG with the following:
Etime and Attendance software must be implemented in all Dixie locations.
Staff must be trained on time and attendance software and clear guidelines for signature compliance established and published to SSG in writing.
Etime software must be populated, schedules and pay rules must be setup, signature authority must be established, and ongoing training point person must be identified.
Audit controls must be outlined and established for receiving payroll back from ADP.
Payroll schedules and due dates must be established and published to managers and employees. (SSG will prepare for Dixie approval)

All payroll forms and files must be sent to Dallas SSG HR.
Communication to employees must be addressed and time line established for changeover of FLSA employees to be reclassified.
Communication to employees regarding the addition of the new bi-weekly payroll and its impact and guidelines must be discussed and an implementation plan of action completed.
SSG will order CD’s for 2005 quarter-end, year-end, and W-2’s need to be ordered.
Sportz Pak must be loaded on no less than 1 SSG HR staff computer and access given.
Decisions must be made on time off tracking, accruals and participation.
Software population data must be identified and guidelines for gathering information established.
Point person at Dixie must be identified and location representatives/management contact information provided.
Clear definition of how information is submitted to SSG HR must be established and published.
Clear payroll disbursement guidelines must be outlined.
Chain of command for payroll changes authority must be clearly outlined.
Accounting point of contact must be established for reporting purposes.
Letter of authority to address any state or local payroll compliance issues on Dixie’s behalf must be issued.
Decisions must be made on how ADP and FEDEX bills will be paid.
I-9 forms must be brought into compliance.
Exemptions need to be reviewed and FLSA guidelines for exemptions confirmed.
Dixie will provide SSG no later than December 15th of each year with the calculations, adjustments and certifications for processing of the year auto allowance adjustments AND any taxable fringe benefits that must be added to the W-2’s.
SSG PAYROLL PROCESSING SERVICES PRICING ATTACHMENT

Payroll Services	$1,746.30
One Time Implementation Fee	$8,041.77
ADP Fees will be paid by Dixie directly and/or coded to the Dixie cost center.
FEDEX/UPS charges will be paid by Dixie directly and/or coded to the Dixie cost center.
Additional project work over and above normal duties outlined above will be billed to Dixie as projects occur based on salary rates at the time services are performed.

SCHEDULE 2
MANAGEMENT SERVICES AGREEMENT ATTACHMENT
HUMAN RESOURCE SERVICES
SSG will provide to CP/Tomark the following Services:
Payroll Processing:
ð	Enter all employee information for new hires and changes as received by email, fax or other printed forms

ð	Set up correct tax accounts as necessary through ADP

ð	Receive, audit and key in all timesheets contacting managers when questions arise (All outside locations)

ð	Manually calculate employee hours and overtime for processing

ð	Transmit payroll to ADP on a regular schedule

ð	Receive payroll files electronically from ADP to maintain our Report data

ð	Track and audit all employee deductions adding and deleting as necessary

ð	Track and audit all wage garnishments contacting ADP, the employee or the agency involved if problems occur

ð	Process manual checks

ð	Track and audit employee vacation and personal time, making adjustments as necessary

ð	Set up and monitor direct deposit authorizations

ð	Communicate with supervisors, employees and ADP regularly to correct and/or explain any payroll problems

ð	Maintain payroll transmission paper backup files in an orderly manner

ð	Prepare and distribute W-2 information on an annual or as needed basis

ð	Perform quarterly and annual payroll maintenance and clean-ups. (“Year end cleanup”)

ð	Process and calculate bonus checks and runs

ð	Vacation accrual reports
Banking:
ð	Create and transmit reports for the bank reconciliation for accounting.

ð	Generate Stop pays and Direct deposit reversals as necessary and monitor these for return to our accounts

ð	Communicate with employees, banks and ADP as necessary to keep the cash side of payroll correct

Taxes:
ð	Monitor and audit all payroll federal, state and local tax accounts for errors in deposits or filing accounts as necessary

ð	Receive and maintain hard copy files of all Quarterly tax records from ADP for each company

ð	Coordinate all SUI records on a quarterly basis for auditing Unemployment

ð	File all payroll ADP tax amendment requests as needed to ADP for additional check runs each year
SSG will provide to all CP/DOKS locations the following:
401K:
ð	Create and audit file payroll files for 401K transmission within 5 days of each payroll pay date

ð	Transmit file to Bysis via upload

ð	Balance the transmission to the actual payroll data

ð	Census reports for mid year and year end testing

ð	Fund Change Administration

ð	Mandatory cash out reports

ð	401k Training Coordination

ð	Assist Bysis with open enrollments

ð	Monthly audit of 401k totals

ð	Reports as needed for Accounting
Administer Benefits:
ð	Medical, Dental, 401k, STD, LTD & Life

ð	Voluntary Insurance Programs

ð	Prepare monthly insurance bills to include audits against payroll and requests for payment

ð	Conduct Annual Benefits renewal

ð	Assist with Audits of Benefits Programs

ð	Administer HIPPA Compliance

ð	Administer FMLA Program

ð	File 5500’s for Health Plans

ð	EEO-1 Filings

ð	OSHA 300 logs

ð	Vets 100 Filings

ð	Administer COBRA program and necessary tracking

ð	Perform Benefit Orientations

ð	Coordinate annual health fair
Workers Compensation:

ð	Evaluate accident reports – ensure all paperwork has been submitted

ð	Provide notifications to carrier

ð	Coordinate bill processing with insurance carrier

ð	Deal with return to work

ð	Administrative Tasks:

ð	New employee folders

ð	Maintain personnel files
SSG will not provide the following services to CP/DOKS locations:
Employee Relations:
ð	EEOC Charges or claims

ð	Respond to Unemployment Claims

ð	Attend UC Appeal Hearings

ð	Track UC charge backs and rate changes

ð	Work with Managers on Employee Relations issues

ð	Training

ð	Management of the Affirmative Action Plan
Recruiting:
ð	Draft Ad’s

ð	Place Ad’s on Monster

ð	Applicant pre-screening (Print & review resumes)

ð	Schedule Interviews

ð	Conduct Interviews

ð	Work with Managers to fill open positions while upgrading their recruiting skills.

ð	Complete reference checks

ð	Extend offers of employment
SSG BENEFITS & PAYROLL PROCESSING SERVICES PRICING ATTACHMENT

One time implementation Fee	$22,820.00

Monthly Fee:	$21,026.60
ADP Fees will be paid by CP directly and/or coded to the CP cost center.
FEDEX/UPS charges will be paid by CP directly and/or coded to the CP cost center.
Additional project work over and above normal duties outlined above will be billed to CP as projects occur based on salary rates at the time services are performed.
We reserve the right to adjust the headcount and pass through the billing to CP should the demands require it.

SCHEDULE 3
MANAGEMENT SERVICES AGREEMENT ATTACHMENT
RISK MANAGEMENT SERVICES
General:
•	Maintain files of 13 insurance policies with related endorsements and correspondence

•	Policies include:
1.	Auto – all states

2.	Non-owned Aircraft

3.	Bid Bonds

4.	Corporate Fiduciary Liability/Employee Benefit Plan

5.	Crime

6.	Directors, Officers & Corporate Liability

7.	Foreign General Liability

8.	General Liability

9.	Ocean Marine, Cargo, Worldwide Inland Transit, War Risk

10.	Property/Commercial Fire

11.	Umbrella – Princeton – primary

12.	Umbrella – Arch – excess

13.	Workers Compensation, California excess
•	Contact each CP and affiliate location to obtain information required to prepare insurance applications for renewals

•	Complete applications and provide documents and/or information required for renewals

•	Maintain Loss Runs and NCCI reports needed for renewals

•	Conduct site inspections regarding sprinklers, ergonomics, environmental and safety issues

•	File appropriate claims, provide documentation and coordinate recovery

•	Work with accounting to produce Statement of Values and Business Interruption spreadsheets

•	Provide accounting with information and documentation for expense allocation and budgeting purposes

•	Code and split insurance invoices based on premium calculations, obtain signature approvals, submit invoices for payment and remit to carriers
Vehicles:
•	Maintain records for 19 vehicles and provide proof of insurance to each location for each vehicle

•	Collect and maintain driver information for each vehicle

•	Provide proof of insurance for vehicle rentals

•	Process and monitor accident claims

Leases:
•	Maintain leases of each of the 48 locations

•	Provide certificates of insurance to Landlords as required by lease

•	Maintain tickler of leases for renewals
Bid Bonds:
•	Distribute Power of Attorney certificates to locations as needed

•	Monitor maintenance of logs and provide with application for renewal
Certificates of Insurance:
•	Provide certificates of insurance as requested; to date this totals approximately 300 certificates

•	Faxes, emails and phone calls to and from CP entities regarding certificates

•	Faxes, emails and phone calls to certificate holders requesting certificates to discuss special provisions and resolve problems to comply with bids and installation contracts

•	Maintain a log of all Certificates of Insurance issued and make sure new certificates are issued upon renewal of policies
OTHER:
•	Assist, Steve Stephens, Controller, John Yellman, Finance, Sue Myers, Corporate Controller, Merrill Lynch and various auditors by providing information to them as requested

NOTE:	At this time, the Certificate of Insurance program does not include any certificates from vendors issued to CP or any of its entities. Services also do not include management of any liability claims or litigation matters.